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                                                                     EXHIBIT 1.4

                      SEARS CREDIT ACCOUNT MASTER TRUST II

                            MASTER TRUST CERTIFICATES

                                PRICING AGREEMENT


                               Dated: May 19, 1998


To: SRFG, Inc., as Seller under the Pooling and Servicing Agreement dated as of July 31, 1994, as amended.

Re: Underwriting Agreement dated May 19, 1998, among the Company, Sears and the Class B Underwriter named on Schedule I hereto (the "Agreement") (a copy of which is attached hereto).

Title: Sears Credit Account Master Trust II, $35,300,000 6.00% Class B Master Trust Certificates, Series 1998-1.

Initial Principal Amount of Certificates:
         $35,300,000 Class B Master Trust Certificates, Series 1998-1

Class B Expected Final Payment Date:  October 15, 2001

Series and Class Designation of Designated Securities:
         6.00% Class B Master Trust Certificates, Series 1998-1 (the "Class B Certificates")

Series Cut-Off Date:  Last day of the Due Period ending in May 1998

Certificate Rating:  Class B Certificates:   A1 by Moody's Investors Service,
                                             Inc.
                                             A  by Standard & Poor's Ratings
                                             Services

Minimum Principal Receivables Balance after giving effect to the issuance of Series 1998-1:
         $ 8,372,183,105

Date of Series Supplement: June 2, 1998.

Certificate Rate:    Class B Certificates: 6.00% per annum.

Terms of Sale: The purchase price for the Designated Securities to the Underwriters will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from June 2, 1998.

                     Class B Certificates: 99.389096%


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Initial Public Offering Price: The initial public offering price for the
Designated Securities will be the percentage of the aggregate initial principal amount of the Certificates set forth below, plus accrued interest at the applicable Certificate Rate from June 2, 1998.

                     Class B Certificates: 99.614096%

Closing Location:    Latham & Watkins
                     Sears Tower, 58th Floor
                     Chicago, Illinois 60606

Time of Delivery: 10:00 A.M., New York Time, on June 2,1998, or at such other time as may be agreed upon in writing.

Address of Representative of the Underwriters for notices:

         Credit Suisse First Boston Corporation
         Eleven Madison Avenue
         New York, New York 10010-3629
         Attention:Jorge Calderon
         Facsimile: (212) 325-8261

Additional Agreements

         (a) Notwithstanding anything in the Agreement or in this Pricing Agreement to the contrary, the Agreement and this Pricing Agreement constitute the entire agreement and understanding among the parties hereto with respect to the purchase and sale of the Class B Certificates. This Pricing Agreement may be amended only by written agreement of the parties hereto.

         (b) Notwithstanding anything in the Agreement to the contrary, the Underwriters named in Schedule 1 hereto (the "Class B Underwriters") agree that the Company and Sears may enter into that certain pricing agreement of even date herewith (collectively with the underwriting agreement dated May 19, 1998 among the Company, Sears and the representative of the Class A underwriters, the "Class A Underwriting Agreement"), with respect to the purchase and sale of the Class A Master Trust Certificates, Series 1998-1 (the "Class A Certificates") and may consummate the transactions contemplated thereby. It is a condition to the effectiveness of the Pricing Agreement and the Agreement (collectively, the "Class B Underwriting Agreement") that the Class A Underwriting Agreement be duly executed and delivered by the parties thereto.

         (c) If an underwriter under the Class A Underwriting Agreement (a "Class A Underwriter") shall default in its obligations to purchase the Class A Certificates, the Company shall have the right to postpone the Time of Delivery for the Class B Certificates for a period of not more than ten days, in order to procure another party or other parties to purchase such Class A Certificates and to effect whatever changes may thereby be made necessary in the Registration



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Statement or Prospectus as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which may thereby be necessary.

         (d) The purchase and sale of the Class B Certificates shall occur concurrently with, and shall be conditioned on, the purchase and sale of the Class A Certificates. Notwithstanding anything in the Agreement to the contrary, if the Class A Underwriting Agreement terminates because of the default of a Class A Underwriter, the Company shall not be under any liability to any Underwriter with respect to the Class B Certificates covered hereby except as provided in Section 6(e) and Section 8 of the Agreement.



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         The Underwriters named in Schedule 1 hereto agree, subject to the terms and provisions of the Agreement, which is incorporated by reference herein and made a part hereof, to purchase the principal amount of the Designated
Securities set forth opposite their name in Schedule 1. We represent that we are authorized to enter into this Agreement.

                                    Very truly yours,

                                    CREDIT SUISSE FIRST BOSTON CORPORATION

                                    By: /s/ MICHAEL RAYNES
                                       --------------------------------------

                                    On behalf of each of the Underwriters

Accepted:

SRFG, INC.


By: /s/ GEORGE F. SLOOK
   ------------------------------

SEARS, ROEBUCK AND CO.


By: /s/ ALICE M. PETERSON
   ------------------------------



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                                   SCHEDULE I

                                                              Principal
                                                              Amount of
                                                               Class B
                                                            Certificates
                                                                to be
Underwriter                                                   Purchased
-----------                                                 -------------
Credit Suisse First Boston Corporation .................    $  35,300,000





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